Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

DIAMONDROCK REFINANCES THE JW MARRIOTT DENVER

Long-term Fixed Rate Loan with Increased Loan Proceeds and Lower Interest Rate

BETHESDA, MD, July 15, 2015 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it repaid the mortgage loan secured by the JW Marriott Denver at Cherry Creek (the “Hotel”) and entered into a new $65 million mortgage loan secured by the Hotel. The new ten-year loan bears interest at a fixed rate of 4.33%, will amortize on a 30-year amortization schedule after a one-year interest only period, and will mature in 2025.

“We are pleased to announce the successful refinancing of the JW Marriott Denver.  We successfully increased the loan proceeds and substantially lowered the interest rate as part of our 2015 refinancing strategy to take advantage of the attractive financing market to reduce our annual borrowing costs.” stated Sean Mahoney, Executive Vice President, Chief Financial Officer and Treasurer of the Company.

The new interest rate is 214 basis points lower than the rate of the prior mortgage loan, which reduced the Company’s weighted average interest rate to 4.6%. The Company used a portion of the $65 million of proceeds from the new loan to repay the $38.1 million balance on the maturing mortgage loan and expects to utilize the balance to address near-term debt maturities.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company owns 29 premium quality hotels with approximately 10,900 rooms. The Company has strategically positioned its hotels to generally be operated under leading global brands such as Hilton, Marriott, and Westin, as well as boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,”  and other similar terms and phrases, including references to the expected use of the remaining proceeds from the new mortgage loan and assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material.  All information in this press release is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.